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                                                                    EXHIBIT 10.2

                                  April 2, 1999

    Mr. Charles R. Drummond
    Chairman and CEO
    Quality Care Pharmaceuticals, Inc.
    3000 Warner Ave.
    Santa Ana, CA 92704

    Re:  Sect. 6.13.2 - Payment of Dividends
         Sect. 6.13.3 - Payment of Principal or Interest

    Dear Mr. Drummond:

    In reference to Section 6.13.2 of the Loan and Security Agreement dated April 2, 1999 for Quality Care Pharmaceuticals, Inc. and Golden Pharmaceuticals, Inc., ALCO Financial Services, LLC, the Lender, hereby grants permission to Borrower to pay the dividends on Convertible Preferred Stock of the Borrower without separate consent. (The initial 6% per annum quarterly payment on the $1,000,000.00 - currently outstanding is due May 31, 1999.)

    This section is waived from the document with the provision that such payment of such dividend or any future dividends for the Convertible Preferred Stock of Borrower or any future Preferred Stock dividends does not negatively impact the working capital of the Borrower to such a position that any accounts payable, the Lender's interest or principal or any other normal business expenses which would be handled by the company in a normal course of business are impaired. The Lender does agree that approval under this section would not be unreasonably withheld from the Borrower.

    In reference to section 6.13.3, see above, the provision for waiver would be the same as stated above with the exception that such payment would be approved prior to such transaction by the Lender. The Lender does agree that approval under this section would not be unreasonably withheld from the Borrower.

    The lender acknowledges Sale of other assets, section 6.7.1 with the understanding that prior to completion of such sale Lender reserves right to review such action and will not unreasonably withhold approval. The Lender acknowledges the Borrower will be forming additional LLCs, with respect to section 6.7.3. The Lender reserves right to review such action and will not unreasonably withhold approval.

    These waivers to each section are provisional that in no way such action under each of these sections would impair the working capital position of the company, decrease the value of any collateral pledge nor change the term or conditions of the documentation for the loan for Quality Care Pharmaceuticals, Inc. and Golden Pharmaceuticals, Inc. with ALCO Financial Services LLC.

    Sincerely yours,


    /s/ JAMES D. KENDALL

    James D. Kendall
    Senior Vice President
    ALCO Financial Services, LLC